SCHEDULE 14(A)
(Rule 14a-101)
Information Required in Proxy Statement

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )

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☐ Preliminary Proxy Statement
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☑ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to § 240.14a-12

FORRESTER RESEARCH, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Forrester Research, Inc.
400 Technology Square
Cambridge, Massachusetts 02139

George F. Colony
Chairman of the Board
and Chief Executive Officer

March 24, 2009

To Our Stockholders:

You are cordially invited to attend the 2010 Annual Meeting of Stockholders of Forrester Research, Inc., which will be held on Tuesday, May 11, 2010, at the offices of the Company, 400 Technology Square, Cambridge, Massachusetts at 10:00 a.m. (local time).

On the following pages, you will find the formal notice of the Annual Meeting and our proxy statement. At the Annual Meeting you are being asked to elect two Class II Directors and to ratify the selection of BDO Seidman, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010. Your Board of Directors recommends that you vote FOR the election of each of the Class II directors named in the proxy statement and FOR the ratification of BDO Seidman, LLP.

We hope that many of you will be able to attend in person. I look forward to seeing you there.

Sincerely yours,

George F. Colony
Chairman of the Board
and Chief Executive Officer

Forrester Research, Inc.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
May 11, 2010

Notice is hereby given that the 2010 Annual Meeting of Stockholders of Forrester Research, Inc. will be held at the offices of the Company, 400 Technology Square, Cambridge, Massachusetts at 10:00 a.m. (local time) on Tuesday, May 11, 2010 for the following purposes:

1. To elect two Class II directors to serve until the 2013 Annual Meeting of Stockholders; and

2. To ratify the appointment of BDO Seidman, LLP as our independent registered public accounting firm.

The foregoing items of business are more fully described in the proxy statement accompanying this notice.

Stockholders of record at the close of business on March 23, 2010 are entitled to notice of and to vote at the meeting. A list of stockholders entitled to vote at the meeting will be open to examination by stockholders at the meeting and during normal business hours from May 1, 2010 to the date of the meeting at our offices, located at 400 Technology Square, Cambridge, Massachusetts 02139.

If you are unable to be present personally, please sign and date the enclosed proxy and return it promptly in the enclosed envelope.

By Order of the Board of Directors

Gail S. Mann, Esq.
Secretary

Cambridge, Massachusetts
March 24, 2010

IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE MEETING. PLEASE
VOTE YOUR SHARES OVER THE INTERNET OR BY TELEPHONE IN ACCORDANCE WITH THE INSTRUCTIONS SET FORTH ON THE PROXY CARD, OR COMPLETE, SIGN AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE WHETHER OR
NOT YOU PLAN TO ATTEND THE MEETING IN PERSON.

FORRESTER RESEARCH, INC.

Annual Meeting of Stockholders
May 11, 2010
PROXY STATEMENT

The Board of Directors of Forrester Research, Inc., a Delaware corporation, is soliciting proxies from our stockholders. The proxy will be used at our 2010 Annual Meeting of Stockholders and at any adjournments thereof. You are invited to attend the meeting to be held at 10:00 a.m. (local time) on Tuesday, May 11, 2010 at the offices of the Company, 400 Technology Square, Cambridge, Massachusetts. This proxy statement was first made available to stockholders on or about March 25, 2010.

This proxy statement contains important information regarding our annual meeting. Specifically, it identifies the proposals upon which you are being asked to vote, provides information that you may find useful in determining how to vote and describes voting procedures.

We use several abbreviations in this proxy statement. We call our Board of Directors the “Board” and refer to our fiscal year which began on January 1, 2009 and ended on December 31, 2009 as “fiscal 2009.” We also refer to ourselves as “Forrester” or the “Company.”

Who May Attend and Vote?

Stockholders who owned our common stock at the close of business on March 23, 2010 are entitled to notice of and to vote at the annual meeting. We refer to this date in this proxy statement as the “record date.” As of the record date, we had 22,493,332 shares of common stock issued and outstanding. Each share of common stock is entitled to one vote on each matter to come before the meeting.

How Do I Vote?

If you are a stockholder of record of our common stock:

1.	You may vote over the internet. If you have internet access, you may vote your shares from any location in the world by following the Vote by Internet instructions on the enclosed proxy card.

2.	You may vote by telephone. You may vote your shares by following the “Vote by Telephone” instructions on the enclosed proxy card.

3.	You may vote by mail. If you choose to vote by mail, simply mark your proxy card, date and sign it, and return it in the postage-paid envelope provided.

4.	You may vote in person. If you attend the meeting, you may deliver your completed proxy card in person or fill out and return a ballot that will be supplied to you at the meeting.

By voting over the internet or by telephone, or by signing and returning the proxy card according to the enclosed instructions, you are enabling the individuals named on the proxy card (known as “proxies”) to vote your shares at the meeting in the manner you indicate. We encourage you to vote in advance even if you plan to attend the meeting. In this way, your shares will be voted even if you are unable to attend the meeting. Your shares will be voted in accordance with your instructions. If a proxy card is signed and received by our Secretary, but no instructions are indicated, then the proxy will be voted “FOR” the election of the nominees for directors and “FOR” ratifying the appointment of BDO Seidman, LLP as our independent registered public accounting firm.

How Do I Vote if My Shares are Held in Street Name?

If you hold shares in “street name” (that is, through a bank, broker, or other nominee), the bank, broker, or other nominee, as the record holder of your shares, is required to vote your shares according to your instructions. In order to vote your shares, you will need to follow the directions your brokerage firm provides you. Many brokers also offer the option of voting over the internet or by telephone, instructions for which would be provided by your brokerage firm on your voting instruction form. Please follow the instructions on that form to make sure your shares are properly voted. If you hold shares in “street name” and would like to attend the annual meeting and vote in person, you will need to bring an account statement or other acceptable evidence of ownership of our common stock. In addition, if you wish to vote your shares in person, you must contact the person in whose name your shares are registered and obtain a proxy card from that person and bring it to the annual meeting.

What Does the Board of Directors Recommend?

The Board recommends that you vote FOR the election of nominees for Class II directors identified in Proposal One and FOR ratifying the appointment of BDO Seidman, LLP as our independent registered public accounting firm as described in Proposal Two.

If you are a record holder and submit the proxy card but do not indicate your voting instructions, the persons named as proxies on your proxy card will vote in accordance with the recommendations of the Board of Directors. Starting this year, the election of directors (Proposal One) is a “non-discretionary” item. If you hold your shares in “street name”, and you do not indicate how you wish to have your shares voted, your nominee has discretion to instruct the proxies to vote on Proposal Two but does not have the authority, without your specific instructions, to vote on the election of directors and those votes will be counted as “broker non-votes”.

What Vote is Required for Each Proposal?

A majority of the shares entitled to be cast on a particular matter, present in person or represented by proxy, constitutes a quorum as to any proposal. The nominees for election of the Class II directors at the meeting (Proposal One) who receive the greatest number of votes properly cast for the election of directors will be elected. As a result, shares that withhold authority as to the nominees recommended by the Board will have no effect on the outcome. The affirmative vote of the holders of a majority of the shares of common stock present in person or represented by proxy and voting is required to ratify the appointment of BDO Seidman, LLP as our independent registered public accounting firm (Proposal Two).

Shares represented by proxies that indicate an abstention or a “broker non-vote” (that is, shares represented at the annual meeting held by brokers or nominees as to which (i) instructions have not been received from the beneficial owners or persons entitled to vote and (ii) the broker or nominee does not have discretionary voting power on a particular matter) will be counted as shares that are present and entitled to vote on the matter for purposes of determining the presence of a quorum. This year for the first time, brokers do not have discretionary authority to vote in the election of directors. However, because directors are elected by a plurality vote, abstentions and broker non-votes will have no effect on the outcome. On Proposal Two, an abstention is not a vote cast and therefore will have no effect on the outcome. Brokers have discretionary authority on Proposal Two but if nonetheless there were any broker non-votes, they would have no effect on the outcome.

May I Change or Revoke My Vote After I Return My Proxy Card or After I Have Voted My Shares over the Internet or by Telephone?

Yes. If you are a stockholder of record, you may change or revoke a proxy any time before it is voted by:

•	returning to us a newly signed proxy bearing a later date;

•	delivering a written instrument to our Secretary revoking the proxy; or

•	attending the annual meeting and voting in person.

If you hold shares in “street name”, you should follow the procedure in the instructions that your nominee has provided to you.

Who Will Bear the Cost of Proxy Solicitation?

We will bear the expense of soliciting proxies. Our officers and regular employees (who will receive no compensation in addition to their regular salaries) may solicit proxies. In addition to soliciting proxies through the mail, our officers and regular employees may solicit proxies personally, as well as by mail, telephone, and telegram from brokerage houses and other stockholders. We will reimburse brokers and other persons for reasonable charges and expenses incurred in forwarding soliciting materials to their clients.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting To Be Held on May 11, 2010

This proxy statement and our Annual Report to Stockholders are available on-line at www.edocumentview.com/forr. These materials will be mailed to stockholders who request them.

How Can I Obtain an Annual Report on Form 10-K?

Our Annual Report on Form 10-K for the fiscal year ended December 31, 2009 is available on our website at www.forrester.com. If you would like a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2009, we will send you one without charge. Please contact Investor Relations, Forrester Research, Inc., 400 Technology Square, Cambridge, MA 02139, Tel: (617) 613-6000.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table and notes provide information about the beneficial ownership of our outstanding common stock as of February 17, 2010 (except as otherwise noted) by:

(i) each person who we know beneficially owns more than 5% of our common stock;

(ii) each of the executive officers named below in the Summary Compensation Table;

(iii) each member of our Board of Directors; and

(iv) our directors and executive officers as a group.

Except as otherwise indicated, each of the stockholders named in the table below has sole voting and investment power with respect to the shares of our common stock beneficially owned. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting or investment power with respect to the shares. Shares subject to exercisable options include options that are currently exercisable or exercisable within 60 days of February 17, 2010.

	Common Stock Beneficially Owned
		Shares Subject
	Shares Beneficially	to Exercisable	Percentage of
Name of Beneficial Owner	Owned	Options	Outstanding Shares

George F. Colony	7,934,208	—	35.3%
Forrester Research, Inc. 400 Technology Square, Cambridge, MA 02139(1)
Morgan Stanley	1,995,573	—	8.9%
1585 Broadway New York, N.Y. 10036(2)
BlackRock, Inc.
40 East 52nd Street New York, N.Y. 10022(3)	1,169,781	—	5.21%
Henk Broeders	—	93,750	*
Robert Galford(4)	2,400	93,750	*
George Hornig	—	46,875	*
Gretchen Teichgraeber	—	24,750	*
Michael Welles	2,016	93,750	*
Michael Doyle	1,532	25,000	*
Julie Meringer	—	75,309	*
Charles Rutstein	760	135,500	*
Dennis Van Lingen	—	75,250	*
Directors and executive officers as a group (16 persons)(1)(4)	7,944,800	883,684	37.8%

(1)	Includes 1,580 shares held by Mr. Colony’s wife as to which Mr. Colony disclaims beneficial ownership.

(2)	Beneficial ownership as of December 31, 2009, as reported in a Schedule 13G/A filed with the Securities and Exchange Commission on February 12, 2010. The shares being reported upon by Morgan Stanley as a parent holding company are owned, or may be deemed to be beneficially owned, by Morgan Stanley Investment Management Inc., an investment adviser and a wholly-owned subsidiary of Morgan Stanley. Morgan Stanley has sole voting power with respect to 1,894,237 shares and sole dispositive power with respect to 1,995,573 shares.

(3)	Beneficial ownership as of December 31, 2009, as reported in a Schedule 13G filed with the Securities and Exchange Commission on January 29, 2010. The reporting person has sole voting and dispositive power with respect to all of the reported shares.

(4)	The 2,400 shares are held in trust for Mr. Galford’s children, and Mr. Galford disclaims beneficial ownership of these shares.

*	Less than 1%

PROPOSAL ONE:

ELECTION OF DIRECTORS

Our Board of Directors is divided into three classes of equal size. The members of each class are elected to serve a three-year term with the term of office of each class ending in successive years. Henk W. Broeders and George R. Hornig are the Class II directors whose terms expire at this annual meeting. The Board of Directors has nominated them to serve as Class II directors until the 2013 annual meeting. The proxies intend to vote each share for which a proper proxy card has been returned or voting instructions received and not revoked in favor of the Class II directors named above. If you wish to withhold the authority to vote for the election of either of the nominees, your voting instructions must so indicate or your returned proxy card must be marked to that effect.

It is expected that Messrs. Broeders and Hornig will be able to serve, but if either of them is unable to serve, the proxies reserve discretion to vote, or refrain from voting, for a substitute nominee or nominees.

The following section provides information about each nominee, including information provided by each nominee and sitting director about his or her principal occupation and business experience for the past five years and the names of other publicly-traded companies, if any, for which he or she currently serves as a director or has served as a director during the past five years. In addition to the information presented with respect to each nominee’s and each sitting director’s experience, qualifications and skills that led our Board to conclude that he or she should serve as a director, we also believe that all of our directors, including the two nominees for election at the 2010 annual meeting of stockholders, has demonstrated business acumen and a significant commitment to our company, and has a reputation for integrity and adherence to high ethical standards.

NOMINEES FOR CLASS II DIRECTORS — TERM EXPIRING 2013

Henk W. Broeders, age 57, a Class II director, became a director of Forrester in May 1998. Since October 2003, Mr. Broeders has been a member of the Executive Committee of Cap Gemini S.A., a global management consulting firm headquartered in Paris, France operating under the name CapGemini. From 1998 to 2003, Mr. Broeders served as Chairman of the Executive Board of Cap Gemini N.V., a subsidiary of Cap Gemini S.A. located in the Netherlands. We believe Mr. Broeders’ qualifications to sit on our Board of Directors include his many years of operational and management experience in the management consulting business, along with his experience with and perspective on European business as a Dutch national working for a firm headquartered in France.

George R. Hornig, age 55, a Class II director, became a director of Forrester in November 1996. Mr. Hornig is the Managing Director and Co-Chief Operating Officer of Asset Management and the head of Asset Management Americas at Credit Suisse, a global financial services firm, and from 1999-2006, he was the Managing Director and Chief Operating Officer of Alternative Investments at Credit Suisse. We believe Mr. Hornig’s qualifications to sit on our Board of Directors include his three decades of finance and management experience in the investment banking and private equity business.

OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF
THE NOMINEES NAMED ABOVE.

CLASS I DIRECTORS CONTINUING IN OFFICE UNTIL 2011

George F. Colony, age 56, a Class I director, is the founder of Forrester and since 1983, he has served as Chairman of the Board and Chief Executive Officer. He also has served as Forrester’s President since September 2001, and he previously was Forrester’s President from 1983 to 2000. We believe Mr. Colony’s qualifications to serve on our Board of Directors and as its Chairman include his almost thirty years of experience in the research industry, including 26 years as our chief executive officer, and his significant ownership stake in the Company.

Michael H. Welles, age 55, a Class I director, became a director of Forrester in November 1996. Mr. Welles is chief operating officer, a founder, and director of S2 Security Corporation, an IP-based facility security systems start-up. Previously, he served as vice president and general manager of the platforms business with NMS Communications, an OEM infrastructure supplier to the telecom industry from 2000 to 2002. We believe

Mr. Welles’ qualifications to serve on our Board of Directors include his considerable knowledge of the information technology industry, his experience as the chief operating officer of a company he co-founded, and his many years of general management experience in global technology companies.

CLASS II DIRECTORS CONTINUING IN OFFICE UNTIL 2012

Robert M. Galford, age 57, a Class III director, became a director of Forrester in November 1996. Since November 2007, Mr. Galford has been the managing partner of the Center for Leading Organizations, an organizational development firm he founded in Concord, Massachusetts. From 2001 to 2007, Mr. Galford was a managing partner of the Center for Executive Development, an executive education provider in Boston, Massachusetts. We believe Mr. Galford’s qualifications to serve on our Board of Directors include his many years of organizational development and executive education experience, along with his more recent corporate governance experience as an instructor for the National Association of Corporate Directors.

Gretchen G. Teichgraeber, age 56, a Class III director, became a director of Forrester in December 2005. Ms. Teichgraeber is the chief executive officer of Leadership Directories, Inc., a premier information services company that publishes biographical and contact data on leaders in the private and public sectors. Previously, Ms. Teichgraeber was an independent consultant to digital media companies and various non-profit organizations from 2007 to 2009. From 2000 to 2007, Ms. Teichgraeber was the chief executive officer of Scientific American, Inc., publisher of the science and technology magazine, Scientific American. Prior to joining Scientific American, Ms. Teichgraeber served as general manager, publishing, and vice president, marketing and information services at CMP Media, Inc., a leading provider of technology news and information. We believe Ms. Teichgraeber’s qualifications to serve on our Board of Directors include her significant general management and marketing experience in the publishing and information services business, including on-line and print media, as well as the gender diversity she brings to our Board of Directors.

Corporate Governance

We believe that good corporate governance is important to ensure that Forrester is managed for the long-term benefit of its stockholders. Based on our continuing review of the provisions of the Sarbanes-Oxley Act of 2002, rules of the Securities and Exchange Commission and the listing standards of The NASDAQ Stock Market, our Board of Directors has adopted Corporate Governance Guidelines, an amended and restated charter for the Audit Committee of the Board of Directors, and a charter for the Compensation and Nominating Committee of the Board. We also have a written code of business conduct and ethics that applies to all of our officers, directors and employees, including our principal executive officer, principal financial officer, principal accounting officer, and persons performing similar functions. You can access our Code of Business Conduct and Ethics, Corporate Governance Guidelines and our current committee charters on our website, at www.forrester.com/Investor/CorpGov.

Information With Respect to Board of Directors

Board Meetings and Committees

Our Board of Directors has determined that each of the directors, with the exception of Mr. Colony, our Chairman and Chief Executive Officer, is independent under applicable NASDAQ standards as currently in effect. In reaching this conclusion, the Board considered that Mr. Hornig is a managing director of Credit Suisse, which provides cash management services to Forrester that were procured on an arm’s length, competitive basis.

Our Board of Directors held seven meetings during fiscal 2009. Each director other than Henk Broeders attended at least 75 percent of the aggregate of the meetings of the Board of Directors and of each committee of which he or she is a member. Forrester does not require directors to attend the annual meeting of stockholders. Only Mr. Colony, who presided at the meeting, attended the 2009 annual meeting of stockholders. Historically, very few stockholders have attended our annual meeting and we have not found it to be a particularly useful forum for communicating with our stockholders. The Board of Directors currently has two standing committees, the Audit Committee and the Compensation and Nominating Committee, whose members consist solely of independent directors.

Our Audit Committee consists of three members: George R. Hornig, Chairman, Henk W. Broeders, and Michael H. Welles, each of whom, in addition to satisfying the NASDAQ independence standards, also satisfies the Sarbanes-Oxley independence requirements for audit committee membership. In addition, the Board has determined that Mr. Hornig is an “audit committee financial expert” under applicable rules of the Securities and Exchange Commission, and all of the members of the Audit Committee satisfy the financial literacy standards of NASDAQ. The Audit Committee held seven meetings during fiscal 2009. The responsibilities of our Audit Committee and its activities during fiscal 2009 are described in the committee’s amended and restated charter, which is available on our website at www.forrester.com/Investor/CorpGov. The charter will also be made available without charge to any stockholder who requests it by writing to Forrester Research, Inc., Attn: Chief Legal Officer, 400 Technology Square, Cambridge, MA 02139.

Our Compensation and Nominating Committee consists of three members: Robert M. Galford, Chairman, Gretchen G. Teichgraeber, and Michael H. Welles. The Compensation and Nominating Committee held eight meetings during fiscal 2009. The Compensation and Nominating Committee has authority, as specified in the committee’s charter, to, among other things, evaluate and approve the compensation of our Chief Executive Officer, review and approve the compensation of our other executive officers, administer our stock plans, and oversee the development of executive succession plans for the CEO and other executive officers. The committee also has the authority to identify and recommend to the Board qualified candidates for director. The Compensation and Nominating Committee charter is available on our website at www.forrester.com/Investor/CorpGov. The charter will also be made available without charge to any stockholder who requests it by writing to Forrester Research, Inc., Attn: Chief Legal Officer, 400 Technology Square, Cambridge, MA 02139.

Board Leadership Structure

At the present time, Mr. Colony serves as both Chairman of the Board and Chief Executive Officer. Mr. Colony is a significant stockholder in Forrester, beneficially owning approximately 35.3% of our outstanding common stock. As such, we believe it is appropriate that he set the agenda for the Board of Directors in addition to serving as the Chief Executive Officer. We also do not believe that the size of the Company warrants the division of these responsibilities. We do not have a single lead director because our Board is small enough that the independent directors work effectively together as a group and the presiding director at meetings of the independent directors rotates among the chairmen of the committees.

The Board’s Role in Risk Oversight; Risk Considerations in our Compensation Programs

The Board’s role in the Company’s risk oversight process includes receiving regular reports from members of management on areas of material risk to the Company, including financial, strategic, operational, legal and regulatory risks. The full Board (or the appropriate Committee in the case of risks that are under the purview of a particular Committee) receives these reports from the appropriate manager within the Company. When a committee receives such a report, the Chairman of the relevant Committee reports on the discussion to the full Board during the Committee reports portion of the next Board meeting, enabling the full Board to coordinate the risk oversight role, particularly with respect to risk interrelationships.

Our Compensation and Nominating Committee does not believe that our compensation programs encourage excessive or inappropriate risk taking. We structure our pay programs to consist of both fixed and variable compensation, with the fixed base salary portion providing steady income regardless of our stock price performance. The variable components, consisting of cash bonus and stock-based awards, are designed to reward both short and long-term performance. Targets under our bonus plans are a function of bookings and profit (described in greater detail in the Compensation, Discussion and Analysis below), important financial metrics for our business. For long-term performance, we award a combination of tenure-based and performance-based stock options and restricted stock units generally vesting over three to four years. We believe that the variable elements of compensation are a sufficient percentage of overall compensation to motivate executives to produce excellent short and long-term results for the Company, while fixed base salary is also sufficiently high such that the executives are not encouraged to take unnecessary or excessive risks. In addition, our bonus plan funding metrics apply company-wide, regardless of function or client group, which we believe encourages relatively consistent behavior across the organization. We cap our bonus at 2.4 times target company performance (up to 1.6 times for actual company performance and up to 1.5 times the result to account for extraordinary individual and/or team performance). Therefore, even if Company performance dramatically exceeds target performance, bonus payouts are limited. Conversely, we have a floor on Company performance under our bonus plan approved by the Compensation and Nominating Committee so that the bonus plan is not funded at performance below a certain level.

Director Candidates

As noted above, the Compensation and Nominating Committee has responsibility for recommending nominees for election as directors of Forrester. Our stockholders may recommend individuals for this committee to consider as potential director candidates by submitting their names and background to the “Forrester Research Compensation and Nominating Committee”, c/o Chief Legal Officer and Secretary, 400 Technology Square, Cambridge, MA 02139. The Compensation and Nominating Committee will consider a recommended candidate for the next annual meeting of stockholders only if biographical information and background material are provided no later than the date specified below under “Stockholder Proposals” for receipt of director nominations.

The process that the Compensation and Nominating Committee will follow to identify and evaluate candidates includes requests to Board members and others for recommendations, meetings from time to time to evaluate biographical information and background material relating to potential candidates, and interviews of selected candidates by members of the Compensation and Nominating Committee. Assuming that biographical and background material is provided for candidates recommended by the stockholders, the Compensation and Nominating Committee will evaluate those candidates by following substantially the same process, and applying substantially the same criteria, as for candidates submitted by Board members.

In considering whether to recommend any candidate for inclusion in the Board’s slate of recommended director nominees, including candidates recommended by stockholders, the Compensation and Nominating Committee will apply the criteria set forth in the committee’s charter and in the Corporate Governance Guidelines. These criteria include, among others, the candidate’s integrity, age, experience, commitment, diligence, conflicts of interest and the ability to act in the interests of all stockholders. Although the Compensation and Nominating Committee considers as one of many factors in the director identification and nomination process diversity of race, gender and ethnicity, as well as geography and business experience, it has no specific diversity policy. The Compensation and Nominating Committee does not assign specific weights to particular criteria and no particular criterion is necessarily applicable to all prospective nominees. We believe that the backgrounds and qualifications of the directors, considered as a group, should provide a composite mix of experience, knowledge and abilities that will allow the Board to fulfill its responsibilities.

In addition, our bylaws permit stockholders to nominate directors for election at an annual meeting of stockholders, other than as part of the Board’s slate. To nominate a director, in addition to providing certain information about the nominee and the nominating stockholder, the stockholder must give timely notice to Forrester, which, in general, requires that the notice be received by us no less than 60 nor more than 90 days prior to the applicable annual meeting of stockholders. In accordance with our by-laws, the 2011 Annual Meeting will be held on May 10, 2011.

Communications from Stockholders

The Board will give appropriate attention to communications on issues that are submitted by stockholders, and will respond if and as appropriate. Absent unusual circumstances or as contemplated by committee charters, the Compensation and Nominating Committee, with the assistance of the Chief Legal Officer, will be primarily responsible for monitoring communications from stockholders and will provide copies of summaries of such communications to the other directors as deemed appropriate.

Stockholders who wish to send communications on any topic to the Board should address such communications to the Forrester Research Compensation and Nominating Committee, c/o Chief Legal Officer and Secretary, Forrester Research, Inc., 400 Technology Square, Cambridge, MA 02139.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Compensation Objectives and Strategy

The primary purpose of our executive compensation program is to attract, retain and motivate the key individuals who are most capable of contributing to the success of our Company and building long-term value for our stockholders. Our principal objectives and strategy concerning our executive compensation program are as follows:

•	encourage achievement of key Company values — including client service, quality, and creativity — that we believe are critical to our continued growth;

•	base cash compensation on individual achievement, teamwork, and our short-term financial performance;

•	align employees’ incentives with our objective of enhancing stockholder value over the longer term through long-term incentives, which historically have been principally in the form of stock options vesting over time and/or subject to performance conditions, and in 2009 included restricted stock units subject to performance conditions;

•	design compensation packages that will attract, retain, and motivate key employees who are critical to the long-term success of our Company; and

•	emphasize individual excellence and encourage employees at all levels, as well as executive officers, to take initiative and lead individual projects that enhance our performance.

These objectives and strategy are reviewed each year by the Compensation and Nominating Committee of our Board of Directors, which we refer to as the “Committee”, which oversees our executive compensation program. In furtherance of these objectives, the Committee takes the following actions each year:

•	reviews the performance of George F. Colony, our chairman and chief executive officer, including his demonstration of leadership and his overall contribution to the financial performance of the Company;

•	reviews Mr. Colony’s assessment of the performance of all other executive officers against their individual and, if applicable, team goals;

•	reviews the company-wide financial goals that are used in the calculation of the incentive cash compensation for our executives;

•	reviews all components of compensation for each executive officer: base salary, short-term cash incentive compensation, and long-term equity incentive compensation; and

•	holds executive sessions (without our management present) as appropriate to accomplish the above actions.

Mr. Colony and Charles Rutstein, our chief operating officer, also play a substantial role in the compensation process for the other executive officers, primarily by setting quarterly goals for the executives reporting directly to each of them, evaluating their performance against those goals, and providing recommendations on their compensation to the Committee.

The Committee has not historically used formal benchmarking data to establish compensation levels, but has relied instead on relevant market data and surveys to design compensation packages that it believes are competitive with other similarly situated companies or those with whom we compete for talent. In July 2007, to assist the Committee with its strategic, in-depth review of executive compensation, the Committee retained Pearl Meyer & Partners to prepare a peer group analysis of executive compensation and help the Committee evaluate and design executive compensation packages. In December 2007, Pearl Meyer & Partners presented an executive compensation assessment to the Committee comparing the compensation of the Company’s executives against those of peer group companies in order to inform and assist the Committee in its decision-making with respect to the compensation of executive officers for 2008 and beyond. This assessment was updated by Pearl Meyer & Partners in late 2008, and further updated by the Company in 2009 from publicly available information with respect to the peer group companies.

Pearl Meyer & Partners’ competitive assessment analysis included 13 publicly-traded firms that were chosen, after consultation with the Committee, based on three principal selection criteria: market segment similarity; annual revenue; and market capitalization. The firms include The Advisory Board Company, Arbitron Inc., The Corporate Executive Board Company, CoStar Group, Inc., CRA International, Inc., Diamond Management & Technology Consultants, Inc., Gartner, Inc., Greenfield Online, Inc., The Hackett Group, Inc. (formerly Answerthink, Inc.), Harris Interactive Inc., Sapient Corporation, TechTarget, Inc. and Visual Sciences, Inc. The Pearl Meyer analysis included the competitive position of Forrester executive officers relative to market percentiles of the peer group with respect to the various elements of executive compensation and for total compensation. While the Committee considered this data, along with other factors, such as the experience and performance of the executive and the difficult economic environment in 2009, in setting compensation levels and equity awards in 2009, the Committee did not specifically target any elements of compensation against the peer companies.

Elements of Compensation

Compensation for our named executive officers consists of the following principal components:

•	base salary;

•	short-term cash incentive compensation;

•	long-term equity incentive compensation, in the form of stock options and restricted stock units; and

•	other benefits available generally to all full-time employees.

We do not have an express policy for weighting different elements of compensation or for allocating between long-term and short-term compensation, but we do attempt to maintain compensation packages that will advance our overall compensation objectives. In reviewing and setting the compensation of each executive, we consider the individual’s position with the Company and his or her ability to contribute to achievement of strategic and financial objectives

In 2009, as illustrated in our Summary Compensation Table below, base salaries for our named executive officers other than Mr. Colony represented an average of approximately 47% of total compensation (including base salary, short-term cash incentive compensation and the value of 2009 stock-based awards) for these individuals, while the base salary for Mr. Colony represented approximately 67% of his total compensation. Because of Mr. Colony’s significant ownership of our common stock, the Committee generally does not grant stock options or restricted stock units to him, resulting in a higher ratio of base salary to total compensation than that of the other named executive officers.

Base Salary.  The Committee approves the base salaries of our named executive officers annually by evaluating the responsibilities of their position, the experience and performance of the individual, the referenced peer group analysis, and survey and market data. The base salary of a named executive officer is also considered together with the other components of his or her compensation to ensure that both the executive’s total cash compensation opportunity (or “on-target earnings”) and the allocation between base salary and variable compensation for the executive are in line with our overall compensation philosophy.

Our goal is to pay base salaries to our named executive officers that are competitive with the base salaries of companies that are similarly situated or with which we compete to attract and retain executives, including the referenced peer group, while taking into account total on-target earnings, and remaining consistent with our overall compensation objectives with respect to variable compensation. In 2009, in light of the global economic environment, the Committee froze base salaries and target cash incentive amounts at 2008 levels for all of the named executive officers, including Mr. Colony.

Short-Term Cash Incentive Compensation.  A significant portion of each of our named executive officers’ total annual cash compensation is dependent on our achievement of financial objectives set forth in our 2009 Matrix Bonus Plan. All of our employees, other than temporary employees and employees who were covered by a sales compensation or commission-based plan, were eligible to participate in the 2009 Matrix Bonus Plan, including all of the named executive officers. Payouts under the plan are made quarterly in arrears, except with respect to Mr. Colony, who was paid annually in arrears for 2009 based on annual performance goals derived from the quarterly goals described below. Historically, performance goals under the matrix bonus plan for all participants other than Mr. Colony, including executive officers, have been set quarterly, rather than annually, to allow us to more effectively align our employees’ performance with the changing business needs and financial performance of the Company over the year, thus improving our ability to meet both our quarterly and annual financial goals. Beginning with 2010, the Committee has adopted an annual cash incentive plan for all executive officers, described below, to better focus the senior leadership of the Company on strategic issues and the growth of the Company’s business, while retaining the quarterly bonus plan for other employees.

An individual named executive officer’s quarterly bonus payout, or annual bonus payout in the case of Mr. Colony, under the 2009 Matrix Bonus Plan is based on the following three factors, which are discussed in more detail below:

•	the named executive officer’s target award;

•	the Company’s financial performance; and

•	the named executive officer’s individual and, if applicable, team performance.

As noted above, in light of the global economic environment and the resultant challenges in the Company’s business and uncertain outlook, the Committee elected to freeze the 2009 target cash incentive amounts for all of the named executive officers at 2008 levels. The annual cash bonus targets for our named executive officers ranged from approximately 35% to 63% of each named executive officer’s base salary.

For purposes of the 2009 Matrix Bonus Plan, the financial performance of our Company for 2009 was measured quarterly based on booked sales accounts (referred to as “bookings”) and operating profit goals. The Committee selected bookings as one of the metrics because we believe that bookings provide an important measure of our current business activity and estimated future revenues. The Committee selected adjusted operating profit (“operating profit”) as the other key metric because we believe operating profit provides a comprehensive measure of our financial performance that takes into account the importance of both revenue growth and expense management. In addition, by linking payouts under the plan to the Company’s profitability, we provide our employees with the opportunity to share in our profits while assuring that payouts are only made if we achieve a satisfactory, pre-approved level of profitability, taking into account the nature of our business and the economic environment. The Committee may adjust the operating profit metric, as it deems appropriate, to include or exclude particular non-recurring items, such as acquisition-related or reorganization expenses, to avoid unanticipated results and to promote, and provide appropriate incentives for, actions and decisions that are in the best interests of the Company and its stockholders.

The 2009 Matrix Bonus Plan was structured as follows:

•	A matrix for each quarter containing bookings on the x axis and operating profit on the y axis was approved by the Committee under the plan based on the Company’s annual financial plan approved by the Board of Directors. Quarterly minimum bookings and operating profit levels for our Company were set, taking into account the Company’s historical growth levels for bookings and operating profit, but recognizing the difficult economic environment experienced by the Company in the second half of 2008 that was projected to continue into 2009. Failure of our Company to meet either of these minimum levels would result in each executive officer being ineligible to receive any quarterly bonus payout. The minimum, target and maximum levels of bookings and operating profit under the 2009 Matrix Bonus Plan approved by the Committee were as follows (all dollars in thousands):

	Q1	Q2	Q3	Q4

Bookings
Minimum:	$35,269	$38,142	$35,626	$78,903
Target:	$46,406	$50,186	$46,876	$103,820
Maximum:	$53,367	$57,714	$53,908	$119,393
Operating Profit
Minimum:	$6,745	$11,727	$6,723	$11,092
Target:	$7,665	$13,326	$7,640	$12,604
Maximum:	$9,044	$15,725	$9,016	$14,873

•	If the Company’s target bookings and operating profit were achieved, the plan allowed for the payment of 100% of a named executive officer’s target award for the applicable quarter, subject to adjustment upward or downward for individual performance and team performance, as described in more detail below. If the bookings and operating profit were above the minimum thresholds but below the target, the bonus payout would be between 10% and 100% of the target award, subject to adjustment upward or downward for individual and team performance.

•	If the applicable target bookings and operating profit were exceeded, the plan allowed for the payment of up to 160% of a named executive officer’s target award for the applicable quarter, subject to adjustment upward or downward for individual performance and team performance.

The Company’s actual bookings and operating profit results for 2009, and the associated percentage of each named executive officer’s target award payable before adjustment for individual or team performance (referred to as the “Company Modifier”), were as follows:

	Q1	Q2	Q3		Q4

Bookings	$43,842	$42,907	$45,109		$97,175
Operating Profit	$9,173	$14,202	$10,123		$13,284
Company Modifier:	110%	60%	120	%*	80%

*	The Committee elected to cap the Company Modifier at 100% for Mr. Colony and his direct reports, including Messrs. Doyle and Rutstein. This reflects the fact that in light of the deterioration in the economic environment over the first half of 2009, the Committee, on management’s recommendation, decided to lower the bookings targets under the plan for all employees other than the executive officers for the second half of 2009. As part of this reduction, the Committee provided that the non-executive employee payout under the plan could not exceed 100% unless the original, unreduced bookings target was met or exceeded, regardless of how high operating profit was in that quarter. While the Company experienced better than planned operating profit in the third quarter of 2009, bookings for the quarter were below the target level of performance. The Committee therefore determined that it was appropriate to apply the 100% cap to the payouts for Messrs. Colony, Doyle and Rutstein, because of their visibility into and/or responsibility for the company-wide financial plan and bookings performance.

The 2009 quarterly bonus payouts of each named executive officer other than Mr. Colony, as determined under the plan based on the Company’s performance, could be increased by as much as an additional 50% or reduced to as little as zero, depending on Mr. Colony’s or Mr. Rutstein’s, as the case may be, evaluation of the overall performance of such individual against specific individual quarterly goals and, for Messrs. Doyle and Rutstein, the achievement of a team goal relating to an increase in the percentage of the Company’s bookings from research (syndicated) products and services. The Company’s primary reason for targeting this increase is that the Company’s syndicated products and services generally are renewable and more profitable than its non-syndicated advisory services. With respect to Messrs. Doyle and Rutstein, 40% of each payout for the quarters ended March 31, 2009, June 30, 2009 and September 30, 2009, and 25% of the payout for the quarter ended December 31, 2009, was subject to modification based on performance against the syndicated team goal, and the remaining 60% or 75% of each payout, depending on the quarter, was subject to modification based on performance against individual goals. The Committee believed that the team goal was appropriate for Messrs. Doyle and Rutstein because of their visibility into and responsibility for company-wide financial planning and operating results, respectively. The targeted percentage of syndicated bookings, the actual syndicated bookings, and the associated team goal modifier for Messrs. Doyle and Rutstein, were as follows:

	Q1	Q2	Q3	Q4

Target Syndicated %:	67.5-68.5%	64.5-65.5%	64.5-65.5%	73.5-74.5%
Actual Syndicated %:	66.8%	60.0%	61.2%	74.1%
Team Modifier:	75%	0.0%	40%	100%

The individual goals for each executive officer were set quarterly by Mr. Colony and Mr. Rutstein for each of their direct reports, and were designed to promote achievement of our Company’s quarterly and annual performance targets approved by the Committee. These individual goals included goals with respect to particular financial or customer satisfaction metrics, which were company-wide in the case of Mr. Rutstein, and focused on the applicable client group for which they served as managing director, in the case of Ms. Meringer and Mr. Van Lingen, as well as more subjective items such as management style and strategic direction. Based upon Mr. Colony’s and Mr. Rutstein’s evaluation of their direct reports’ performance against those goals, the average individual goal modifier for the named executive officers other than Mr. Colony for 2009 was determined to be approximately 98.5%.

The 2009 bonus payout of Mr. Colony, as determined under the plan based on the Company’s performance, which was paid annually in arrears, and could be increased by as much as an additional 50% or reduced to as little as zero, depending on the Committee’s evaluation of the overall performance of Mr. Colony against individual annual goals, as well as the achievement of the “syndicated” team goal described above. The individual goals were set by the Committee at the beginning of the year and included company-wide-financial performance, as well as strategic and organizational goals. Based upon the Committee’s evaluation of Mr. Colony’s performance against those goals, Mr. Colony’s individual goal modifier for 2009 was determined to be 100%.

Actual bonus payments for 2009 are set forth in the Summary Compensation Table under the heading “Non-Equity Incentive Plan Compensation” and reflect that, in the aggregate, actual awards paid to our named executive officers for 2009 were on average equal to approximately 81% of the aggregate cash incentive compensation targets that the Committee established for 2009, based on Company, individual and team performance relative to the applicable goals for each executive.

Long-term Equity Incentive Compensation.  The principal equity component of our executive compensation historically has been in the form of stock options granted under our equity incentive plans. All stock-based compensation awards granted to our executive officers are granted by the Committee. Stock options generally have been granted when an executive joins Forrester or in connection with a promotion, with additional stock-based awards granted from time to time, typically as part of an annual grant to a larger group of key employees. We believe that stock-based awards help to motivate and retain executives and also align management’s incentives with long-term stock price appreciation. Grants to new executives and grants made in connection with promotions are typically tenure-based, with vesting occurring with the passage of time, with more recent follow-on grants to current executives typically being performance-based, with vesting and/or the vesting schedule keyed to achievement of specified financial goals. We believe that the combination of tenure-based and performance-based awards serves to encourage retention while further aligning the interests of executives and stockholders. Neither the Company nor our board of directors, including the Committee, has any plan, program or practice of timing equity incentive awards in coordination with the release or withholding of material non-public information.

In determining the size and nature of stock-based awards for 2009, the Committee considered the aggregate number of options outstanding relative to the Company’s total shares outstanding, the average aggregate size of stock awards made to executive officers of companies that are similarly situated or with which we compete to attract and retain executives, including the referenced peer group, and the individuals that they believed were most likely to contribute to or influence the continued implementation of the Company’s role-based strategy, a return to the Company’s historical growth levels and continued improvement in the Company’s operating margin. On June 29, 2009, the Committee reviewed and approved the grant of performance-based restricted stock units (RSUs) and tenure-based stock options to each of Mr. Doyle, Ms. Meringer, Mr. Rutstein and Mr. van Lingen, effective July 1, 2009 as part of a grant of equity-based compensation to key employees across the Company. The Committee determined that an award comprised of a combination of tenure-based stock options and performance-based restricted stock units would best align the interests of management with that of the stockholders of the Company by providing incentives for the executives to remain employed by the Company and to focus on initiatives designed to promote long-term growth. In addition, in structuring the awards, the Committee considered that if and when an RSU award vests, it provides immediate compensatory value to the executive. With respect to the stock options, the Committee determined that extending the vesting schedule to provide that none of the grant would vest until 21 months after award date was appropriate to promote a longer-term outlook. So long as the named executive officer holding one of the options remains employed by the Company, 50% of the shares subject to the option will vest on April 1, 2011, an additional 25% will vest April 1, 2012, and the balance of the shares subject to the option will vest on April 1, 2013. The stock options were granted at an exercise price of $25.25, which was equal to the closing market price of the common stock on the grant date.

Each RSU granted to the named executive officers in 2009 entitles the applicable officer to receive on or after April 1, 2012, prior to deducting the applicable number of shares necessary to satisfy withholding tax obligations, one share of the Company’s common stock, if two performance levels are met and the officer remains employed by the Company. The applicable performance metrics are the percentage growth in the Company’s total consolidated revenues for the year ending December 31, 2011 as compared to the Company’s total consolidated revenues for the year ending December 31, 2010, or year-over-year revenue growth, and consolidated pro forma operating margin for the year ending December 31, 2011. If both target performance levels are met, the RSUs will vest at 100%; if both target performance levels are not achieved, but year-over-year revenue growth and pro forma operating margin equal or exceed prescribed minimum levels, then the RSUs will vest at 40%. Failure to achieve the minimum performance levels for either year-over-year revenue growth or pro forma operating margin will result in forfeiture of the RSUs. The Committee decided that using scaled metrics was appropriate to achieve the objectives of longer-term strategic thinking and retention of key talent, particularly given the uncertainty of the current business environment. The applicable minimum and target levels for each of the performance metrics are as follows:

	Minimum	Target

Year-Over-Year Revenue Growth:	12%	15%
Pro Forma Operating Margin:	15%	17%

Given Mr. Colony’s significant ownership of our common stock, the Committee did not grant stock options or restricted stock units to Mr. Colony in 2009.

Other Benefits

As employees of our Company, our executive officers are eligible to participate in all Company-sponsored benefit programs on the same basis as other full-time employees, including health and dental insurance and life and disability insurance. In addition, our executive officers are eligible to receive the same employer match under our 401(k) plan (or applicable foreign plan) as is applicable for all participating employees. We do not offer any supplemental executive health and welfare or retirement programs, or provide any other supplemental benefits or perquisites, to our executives.

We have a cash bonus plan adopted in 2000 to pay bonuses measured by a portion of the share of our net profits from two technology related private equity investment funds. Certain of our key employees, including certain of our executive officers who were employees of the Company at the time of the adoption of this plan, participate in this plan. The principal purpose of this cash bonus plan was to retain key employees by allowing them to participate in a portion of the potential return from our technology-related investments if they remained employed by the Company. The plan was established at a time when technology and internet companies were growing significantly, and providing incentives to retain key employees during that time was important. To date, although we have invested $19.6 million of a $20 million commitment in these funds, we have not paid any bonuses under this plan.

2010 Compensation

The Committee adopted an Executive Cash Incentive Plan effective February 10, 2010 for the executive officers. Beginning with 2010, cash incentive payouts for the executive officers of the Company, including all of the named executive officers, will be paid annually, rather than quarterly, in arrears.

In February 2010, the Committee approved increases in the base salary and cash incentive targets for Messrs. Colony, Rutstein, Doyle, and van Lingen, and Ms. Meringer, effective January 1, 2010, as follows:

Name	2010 Base Salary		2010 Cash Incentive Target

George Colony	$350,000		$210,000
Charles Rutstein	336,000		144,000
Michael Doyle	315,000		135,000
Julie Meringer	252,000		108,000
Dennis van Lingen	263,326	*	112,854	*

*	Reflects a translation from Euros into U.S. dollars based on an exchange rate of 1.4 dollars per Euro, which is the exchange rate that the Company will use for financial planning purposes for 2010.

Impact of Tax and Accounting on Compensation Decisions

Section 162(m) of the Internal Revenue Code limits the deductibility of compensation paid to certain executive officers in excess of $1 million unless the compensation is performance based. Because the compensation amounts paid to our executive officers are substantially below this threshold, to date we have not needed to structure compensation arrangements with our executive officers to preserve the deductibility of that compensation in light of Section 162(m).

When determining amounts of equity awards to executives and employees under our equity incentive program, the Committee considers the compensation charges associated with the awards. We recognize compensation expense for stock-based awards based upon the fair value of the award. Grants of stock options result in compensation expense equal to the fair value of the options, which is calculated using a Black-Scholes option pricing model. Restricted stock unit awards result in compensation expense equal to the fair value of the award on the award date, which is calculated using the closing stock price of the underlying shares on the date of the award. Stock-based compensation is recognized as an expense over the vesting period of the award.

Compensation Committee Report

The Compensation and Nominating Committee of the Board of Directors has reviewed and discussed the Compensation Discussion and Analysis included in this proxy statement with management and, based on this review and discussion, recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Compensation and Nominating Committee

Robert M. Galford, Chair
Michael H. Welles
Gretchen G. Teichgraeber

SUMMARY COMPENSATION TABLE

The following table shows the compensation earned during 2007, 2008 and 2009 by our Chief Executive Officer, our Chief Financial Officer and each of our three most highly compensated executives as of December 31, 2009. We refer to these officers as the “named executive officers.”

						Non-Equity
				Stock	Option	Incentive Plan	All Other
		Salary	Bonus	Awards	Awards	Compensation	Compensation	Total
Name and Principal Position	Year	($)	($)(1)	($)(2)	($)(2)	($)	($)(3)	($)

George F. Colony	2009	320,000	—	—	—	145,500	10,394	475,894
Chairman of the Board and	2008	310,000	—	—	—	142,500	6,135	458,635
Chief Executive Officer	2007	300,000	—	—	—	116,250	4,668	420,918
Michael A. Doyle(4)	2009	308,000	—	84,184	86,023	78,759	8,912	565,878
Chief Financial Officer and Treasurer	2008	304,000	37,500	—	—	83,326	8,440	433,266
	2007	80,747	37,500	—	385,865	17,675	443	522,230
Julie Meringer	2009	230,000	—	84,184	86,023	87,709	7,862	495,778
Managing Director, Information	2008	230,000	—	—	154,994	77,188	6,405	468,587
Technology Client Group	2007	215,000	—	—	172,458	70,529	9,996	467,983
Charles Rutstein	2009	290,000	—	126,250	129,034	97,268	11,092	653,644
Chief Operating Officer	2008	290,000	—	—	232,490	111,173	8,420	642,083
	2007	275,000	—	—	247,861	97,750	11,330	631,941
Dennis van Lingen(5)	2009	253,753	—	105,217	107,528	97,311	26,194	590,003
Managing Director, Marketing &	2008	267,620	—	—	154,994	94,310	28,690	545,614
Strategy Client Group; Chief Europe,	2007	234,174	—	—	114,829	77,033	40,530	466,566
Middle East, & Africa Officer

(1)	Amounts represent a sign-on bonus paid to Mr. Doyle in two installments.

(2)	These amounts represent the aggregate grant date fair value of restricted stock unit and option awards for 2009, 2008 and 2007, respectively. Assumptions used in the calculation of grant date fair value of stock options are included in footnote 1 to the Company’s consolidated financial statements included in our 2009 Annual Report on Form 10-K. The grant date fair value of restricted stock units is based upon the closing price of the Company’s common stock on the date of grant. For purposes of calculating the grant date fair value of performance awards, we assume that the performance criteria will be fully achieved and 100% of each award will vest. The amounts set forth may be more or less than the value ultimately realized by the named executive officer based upon, among other things, the value of the Company’s Common Stock at the time of exercise of the options or vesting of the restricted stock units and whether such options or restricted stock units actually vest.

(3)	2009 amounts include the following amounts of Company matching contributions under our 401(k) plan or, for Mr. van Lingen, our Netherlands-based defined contribution pension plan: Mr. Colony, $7,350; Mr. Doyle, $7,350; Ms. Meringer, $7,350; Mr. Rutstein, $7,350; and Mr. van Lingen, $18,055. Other amounts consist of group term life insurance premiums and miscellaneous other items.

(4)	Mr. Doyle joined the Company as Chief Financial Officer and Treasurer on September 24, 2007.

(5)	All elements of Mr. van Lingen’s 2009 compensation, other than stock compensation-related expenses, reflect a translation from Euros into U.S. dollars based on an exchange rate of 0.71916 Euros per dollar, which was the average exchange rate during 2009. Elements of Mr. Van Lingen’s compensation for 2008 and 2007 reflect the average exchange rates for each of those years.

GRANTS OF PLAN-BASED AWARDS FOR 2009

The following table sets forth information with respect to plan-based awards granted to named executive officers in 2009.

									All Other		Grant
									Option	Exercise	Date
									Awards:	or Base	Fair
			Estimated Possible Payouts Under			Estimated Future Payouts Under			Number of	Price of	Value of
			Non-Equity Incentive Plan Awards(1)			Equity Incentive Plan Awards(3)			Securities	Option	Option
		Committee	Threshold	Target	Maximum	Threshold	Target	Maximum	Underlying	Awards	Awards
Name	Grant Date	Approval Date	($)(2)	($)	($)(2)	(#)	(#)	(#)	Options (#)	($/Sh)	($)(4)

George F. Colony	—	—	0	200,000	480,000	—	—	—	—	—	—
Michael A. Doyle	—	—	0	108,000	259,200	—	—	—	—	—	—
	07/01/09	06/29/09	—	—	—	—	—	—	10,000	25.25	86,023
	07/01/09	06/29/09	—	—	—	1,334	3,334	3,334	—	—	84,184
Julie Meringer	—	—	0	95,000	228,000	—	—	—	—	—	—
	07/01/09	06/29/09	—	—	—	—	—	—	10,000	25.25	86,023
	07/01/09	06/29/09	—	—	—	1,334	3,334	3,334	—	—	84,184
Charles Rutstein	—	—	0	135,000	324,000	—	—	—	—	—	—
	07/01/09	06/29/09	—	—	—	—	—	—	15,000	25.25	129,034
	07/01/09	06/29/09	—	—	—	2,000	5,000	5,000	—	—	126,250
Dennis van Lingen(5)	—	—	0	94,740	227,376	—	—	—	—	—	—
	07/01/09	06/29/09	—	—	—	—	—	—	12,500	25.25	107,528
	07/01/09	06/29/09	—	—	—	1,667	4,167	4,167	—	—	105,217

(1)	Consists of awards under our 2009 Matrix Bonus Plan, an annual non-equity incentive plan, with payouts thereunder made quarterly in arrears to executives other than Mr. Colony, and annually in arrears for Mr. Colony. Our 2009 Matrix Bonus Plan is described in detail, including calculation of threshold, target and maximum awards under the plan, in the Compensation Discussion and Analysis above. Actual amounts awarded are set forth in the Summary Compensation Table above.

(2)	The threshold and maximum amounts reflect the fact that a named executive officer’s payout, as determined by the Company’s matrix performance, can be increased by as much as 50% or reduced to as little as zero, depending on achievement of specific individual goals and, with respect to Mr. Colony and his direct reports, the achievement of a team goal. Without giving effect to any upward or downward adjustment for individual or team performance, the threshold (10% of target), target and maximum (160% of target) possible payouts under the 2009 Matrix Bonus Plan for the named executive officers were as follows:

Name	Threshold ($)	Target ($)	Maximum ($)

George F. Colony	$20,000	$200,000	$320,000
Michael A. Doyle	$10,800	$108,000	$172,800
Julie Meringer	$9,500	$95,000	$152,000
Charles Rutstein	$13,500	$135,000	$216,000
Dennis van Lingen	$9,474	$94,740	$151,584

(3)	Consists of performance-based restricted stock units granted pursuant to our 2006 Equity Incentive Plan (“2006 Plan”). The vesting of such restricted stock units is conditioned upon achievement of defined performance objectives relating to year-over-year revenue growth and pro form operating margin in 2011. The restricted stock units can vest as to either 40% or 100% of the total number of shares subject to the award, depending on performance, or the restricted stock units can be forfeited if the defined performance objectives are not met. Pursuant to the terms of the 2006 Plan, the restricted stock units become vested in full upon a change of control, unless there is an assumption, substitution or cash-out of such restricted stock units in connection with the change of control.

(4)	Assumptions used in the calculation of option awards are included in footnote 1 to the Company’s consolidated financial statements included in our 2009 Annual Report on Form 10-K. The grant date fair value of restricted stock units is based upon the closing price of the Company’s common stock on the date of grant. For purposes of calculating the grant date fair value of performance awards, we assume that the performance criteria will be fully achieved and 100% of each award will vest.

(5)	Threshold, target and maximum awards under our 2009 Matrix Bonus Plan for Mr. van Lingen reflect a translation from Euros into U.S. dollars based on an exchange rate of 1.28 dollars per Euro, which was the exchange rate that the Company used for all financial planning purposes for 2009. The applicable amounts expressed in Euro would be: threshold, €7,402; target, €74,016; and maximum, €177,638. Applying the average exchange rate during 2009, which was used to calculate the actual amounts paid in the Summary Compensation Table, the same amounts expressed in U.S. dollars would be: threshold, $10,292; target, $102,920; and maximum, $247,008.

OUTSTANDING EQUITY AWARDS AT 2009 YEAR-END TABLE

The following table sets forth information for the named executive officers regarding outstanding option awards and stock awards held as of December 31, 2009.

	Option Awards					Stock Awards
	Number of	Number of				Equity Incentive Plan	Equity Incentive Plan
	Securities	Securities				Awards: Number of	Awards: Market or
	Underlying	Underlying				Unearned Shares, Units	Payout Value of
	Unexercised	Unexercised		Option	Option	or Other Rights That	Unearned Shares, Units
	Options (#)	Options (#)		Exercise	Expiration	Have Not Vested	or Other Rights That
Name	Exercisable	Unexercisable		Price ($)	Date	(#)(1)	Have Not Vested ($)(2)

George F. Colony	—	—		—	—	—	—
Michael A. Doyle	—	—		—	—	3,334	86,517
	25,000	25,000	(3)	$25.20	09/30/2017	—	—
	0	10,000	(4)	$25.25	06/30/2019	—	—
Julie Meringer	—	—		—	—	3,334	86,517
	8,000	—		$25.16	03/15/2011	—	—
	5,000	—		$15.96	10/31/2011	—	—
	2,397	—		$17.38	10/31/2011	—	—
	1,000	—		$14.73	03/30/2013	—	—
	4,500	—		$18.42	03/30/2014	—	—
	4,412	—		$14.06	03/30/2015	—	—
	15,000	—		$22.19	04/03/2016	—	—
	10,000	10,000	(5)	$27.34	01/01/2017	—	—
	10,000	10,000	(6)	$27.11	03/31/2018	—	—
	—	10,000	(7)	$25.25	06/30/2019		—
Charles Rutstein	—	—		—	—	5,000	129,750
	7,500	—		$61.25	07/31/2010	—	—
	8,000	—		$25.16	03/15/2011	—	—
	5,000	—		$14.73	03/30/2013	—	—
	7,500	—		$18.42	03/30/2014	—	—
	7,500	—		$14.06	03/30/2015	—	—
	30,000	10,000	(8)	$21.87	02/14/2016	—	—
	20,000	10,000	(9)	$28.62	04/01/2017	—	—
	15,000	15,000	(10)	$27.11	03/31/2018	—	—
	—	15,000	(11)	$25.25	06/30/2019	—	—
Dennis van Lingen	—	—		—	—	4,167	108,134
	5,000	—		$61.25	07/31/2010	—	—
	5,000	—		$25.16	03/15/2011	—	—
	1,250	—		$14.73	03/30/2013	—	—
	4,000	—		$18.42	03/30/2014	—	—
	2,500	—		$14.06	03/30/2015	—	—
	11,250	3,750	(12)	$26.08	05/14/2016	—	—
	11,250	3,750	(13)	$27.35	09/06/2016	—	—
	10,000	5,000	(14)	$26.93	04/01/2017	—	—
	10,000	10,000	(15)	$27.11	03/31/2018	—	—
	—	12,500	(16)	$25.25	06/30/2019	—	—

(1)	Consists of performance-based restricted stock units granted pursuant to our 2006 Equity Incentive Plan. The vesting of these restricted stock units is conditioned upon achievement of defined performance objectives relating to year-over-year revenue growth and pro form operating margin in 2011. The restricted stock units can vest on April 1, 2012 as to either 40% or 100% of the total number of shares subject to the award, depending on performance, or the restricted stock units can be forfeited if the defined performance objectives are not met.

(2)	The market value was calculated based on $25.95, the closing price per share of our common stock on December 31, 2009.

(3)	Stock options become exercisable in equal installments on each of October 1, 2010 and October 1, 2011.

(4)	Stock options become exercisable as to 5,000 shares on April 1, 2011, 2,500 shares on April 1, 2012 and 2,500 shares on April 1, 2013.

(5)	Stock options became exercisable as to 5,000 shares on January 2, 2010, and the remainder become exercisable on January 2, 2011.

(6)	Stock options become exercisable on April 1, 2010.

(7)	Stock options become exercisable as to 5,000 shares on April 1, 2011, 2,500 shares on April 1, 2012 and 2,500 shares on April 1, 2013.

(8)	Stock options became exercisable on February 15, 2010.

(9)	Stock options become exercisable on April 2, 2010.

(10)	Stock options became become exercisable on April 1, 2010.

(11)	Stock options become exercisable as to 7,500 shares on April 1, 2011, 3,750 shares on April 1, 2012 and 3,750 shares on April 1, 2013.

(12)	Stock options become exercisable on May 15, 2010.

(13)	Stock options become exercisable on May 15, 2010.

(14)	Stock options become exercisable on April 2, 2010.

(15)	Stock options become exercisable on April 1, 2010.

(16)	Stock options become exercisable as to 6,250 shares on April 1, 2011, 3,125 shares on April 1, 2012 and 3,125 shares on April 1, 2013.

OPTION EXERCISES AND STOCK VESTED TABLE FOR 2009

None of the named executive officers exercised stock options or acquired shares upon the vesting of stock awards during 2009.

Pension Benefits

We have no defined benefit pension plans or long-term incentive plans applicable to the named executive officers.

Nonqualified Deferred Compensation

We have no nonqualified defined contribution or deferred compensation plans.

Severance and Change-of-Control Benefits

We entered into an employment offer letter on July 24, 2007 with Mr. Doyle that provides for severance benefits following a termination of his employment by the Company without Cause (as defined in the offer letter). In the event of such a termination, we must continue to pay Mr. Doyle his base salary for the 6 months following his termination, subject to his signing a separation agreement in a form acceptable to us that includes a general release of all claims. We have not entered into agreements providing for severance benefits with any of the other named executive officers. Each of our named executive officers other than Mr. Colony has entered into stock option and restricted stock unit grant agreements that provide for full acceleration of vesting upon a change of control of the Company, unless there is an assumption, substitution or cash-out of such options or restricted stock units in connection with the change of control. The following table shows what the benefit of such acceleration would have been assuming a change of control had occurred on December 31, 2009, and also shows the severance amounts that would have been payable to Mr. Doyle if we had terminated his employment without Cause on December 31, 2009.

	Early Vesting of Stock	Early Vesting of Stock	Severance Amount Upon
	Options Upon a	Awards Upon a	Termination
Name	Change of Control($)(1)	Change of Control($)(2)	Without Cause ($)

George F. Colony	—	—	—
Michael A. Doyle	25,750	86,517	154,000
Julie Meringer	7,000	86,517	—
Charles Rutstein	51,300	129,750	—
Dennis van Lingen	8,750	108,134	—

(1)	This amount equals the difference between the exercise price of each option and $25.95, the closing price of our common stock on NASDAQ on December 31, 2009, multiplied by the number of unvested shares of our common stock underlying stock options on December 31, 2009, the assumed date of the change of control.

(2)	This amount equals $25.95, the closing price per share of our common stock on December 31, 2009, multiplied by the number of unvested shares of our common stock underlying restricted stock units on December 31, 2009, the assumed date of the change of control.

Director Compensation

DIRECTOR COMPENSATION TABLE FOR 2009

The following table shows the compensation that we paid during the year ended December 31, 2009 to each of our directors, other than Mr. Colony, whose compensation is reflected in “Executive Compensation” above.

	Fees Earned or
	Paid in Cash	Option Awards	Total
Name	($)	($)(1)(2)(3)	($)

Henk W. Broeders	13,000	97,512	110,512
Robert M. Galford	10,000	97,512	107,512
George R. Hornig	21,000	97,512	118,512
Gretchen G. Teichgraeber	10,000	97,512	107,512
Michael H. Welles	16,000	97,512	113,512

(1)	The amounts in this column reflect the aggregate grant date fair value of option awards for 2009. Assumptions used in the calculation of these amounts are included in footnote 1 to the Company’s consolidated financial statements included in our 2009 Annual Report on Form 10-K. The amounts set forth may be more or less than the value ultimately realized by the named director based upon, among other things, the value of the Company’s Common Stock at the time of vesting or exercise of the options and whether such options actually vest.

(2)	On May 12, 2009, each of the directors other than Mr. Colony received an option to purchase 12,500 shares with an exercise price of $23.41.

(3)	At December 31, 2009, the directors held options to purchase the number of shares listed next to their name below:

Director	Number of Shares

Henk W. Broeders	125,000
Robert W. Galford	125,000
George R. Hornig	78,125
Gretchen G. Teichgraeber	56,000
Michael H. Welles	125,000

Our non-employee directors receive an annual retainer of $10,000, payable quarterly in arrears, and members of the Audit Committee receive $1,500 for each meeting they attend, with the Chairman of the Audit Committee receiving an additional $5,000 per year. Members of our Board of Directors are reimbursed for their expenses incurred in connection with attending any meeting.

Under the 2006 Stock Option Plan for Directors, following each annual meeting of stockholders, each non-employee director receives an option to purchase 12,500 shares of our common stock at an exercise price equal to the fair market value on that date. These options vest in four equal annual installments. After last year’s annual meeting, our five non-employee directors at that time each received an option to purchase 12,500 shares of our common stock at an exercise price of $23.41 per share. Any non-employee director that is newly elected between annual meetings will receive an option to purchase 6,000 shares of our common stock at an exercise price equal to the fair market value on the date he or she is first elected as a director. These options also vest in four equal annual installments, with the first installment vested on the date of grant. Options granted under the 2006 Stock Option Plan for Directors become exercisable in full upon a change of control of the Company, unless there is an assumption, substitution or cash-out of such options in connection with the change of control.

Options granted to our non-employee directors prior to our 2006 annual meeting were made pursuant to our Amended and Restated 1996 Stock Option Plan for Non-Employee Directors. All options granted under that plan become exercisable in full upon a change of control of the Company.

The Compensation and Nominating Committee of the Board of Directors also has the authority under the plan to grant stock options to non-employee directors in such amounts and on such terms as it shall determine at the time of grant. No such awards have been made.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The Board of Directors has appointed an Audit Committee composed of three non-employee directors: Messrs. Hornig (Chairman), Broeders, and Welles. Each of the members of the Audit Committee is “independent” as defined under the NASDAQ Stock Market listing standards. The Board has determined that Mr. Hornig is an “audit committee financial expert” under applicable rules of the Securities and Exchange Commission, and the members of the Audit Committee satisfy the NASDAQ financial literacy standards.

The Audit Committee is responsible for providing independent oversight of Forrester’s accounting functions and internal controls. The Audit Committee oversees Forrester’s financial reporting process on behalf of the Board of Directors, reviews financial disclosures, and meets privately, outside of the presence of management, with Forrester’s internal auditor and with representatives of the independent registered public accounting firm. The Audit Committee also selects and appoints the independent registered public accounting firm, reviews the performance of the independent registered public accounting firm, and reviews the independent registered public accounting firm’s fees. The Audit Committee operates under a written charter adopted by the Board of Directors.

In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed Forrester’s audited financial statements for the fiscal year ended December 31, 2009 with Forrester’s management and with BDO Seidman, LLP, Forrester’s independent registered public accounting firm. The Audit Committee also discussed with BDO Seidman, LLP the matters required by Statement of Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board (United States) in Rule 3200T. This included a discussion of the independent registered public accounting firm’s judgments as to the quality, not just the acceptability, of Forrester’s accounting principles, and such other matters as are required under the standards of the Public Company Accounting Oversight Board (United States). The Audit Committee also received the written disclosures and letter from BDO Seidman, LLP required by the Public Company Accounting Oversight Board (United States) Rule 3526, and the Audit Committee discussed the independence of BDO Seidman, LLP with that firm.

Based on the Audit Committee’s review and discussions noted above, the Audit Committee recommended to the Board of Directors, and the Board of Directors approved, the inclusion of the audited financial statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2009 for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE OF THE BOARD OF
DIRECTORS

George R. Hornig, Chairman
Henk W. Broeders
Michael H. Welles

OTHER INFORMATION

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act requires our officers and directors, and persons who own more than 10% of our common stock to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the Securities and Exchange Commission (“SEC”). Officers, directors and greater than 10% beneficial stockholders are required by SEC regulation to furnish to us copies of all Forms 3, 4 and 5 they file. Based solely on our review of copies of such forms which we received, we believe that all of our officers, directors, and greater than 10% beneficial owners complied on a timely basis with all filing requirements with respect to transactions during 2009.

Certain Relationships and Related Transactions

Registration Rights and Non-Competition Agreement.  At the time of our initial public offering, we entered into a registration rights and non-competition agreement with Mr. Colony which provides that if Mr. Colony’s employment with us is terminated he will not compete with us for the one year period after the date of such termination. The agreement also provides that in the event we propose to file a registration statement under the Securities Act of 1933, as amended, with respect to an offering by us for our own account or the account of another person, or both, Mr. Colony shall be entitled to include shares held by him in such a registration, subject to the right of the managing underwriter of any such offering to exclude some or all of such shares from such registration if and to the extent the inclusion of the shares would adversely affect the marketing of the shares to be sold by us. The agreement also provides that Mr. Colony may require us to register shares under the Securities Act with a fair market value of at least $5 million, except that we are not required to effect such registration more than twice or at certain times described in the agreement. The agreement also provides that we will pay all expenses incurred in connection with such registration.

Related Person Transactions

Pursuant to its amended and restated charter, our Audit Committee has responsibility for the review and approval of all transactions between the Company and any related parties or affiliates of the Company, its officers, and directors.

Related persons can include any of our directors or executive officers, certain of our stockholders, and any of their immediate family members. In evaluating related person transactions, the committee members apply the same standards they apply to their general responsibilities as members of a committee of the board of directors and as individual directors. The committee will approve a related person transaction when, in its good faith judgment, the transaction is in the best interest of the Company. To identify related person transactions, each year we require our directors and officers to complete a questionnaire identifying any transactions with the Company in which the officer or director or their family members have an interest. In addition, our Code of Business Conduct and Ethics includes our expectation that all directors, officers and employees who may have a potential or apparent conflict of interest will notify our legal department.

PROPOSAL TWO:

RATIFICATION OF THE APPOINTMENT OF BDO SEIDMAN, LLP
AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
FOR THE FISCAL YEAR ENDING DECEMBER 31, 2010

BDO Seidman, LLP audited our financial statements for the fiscal year ending December 31, 2009. Our Audit Committee has selected BDO Seidman, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010. Although stockholder approval of the selection of BDO Seidman, LLP is not required by law, our Board of Directors believes that it is advisable to give stockholders an opportunity to ratify this selection.

If stockholders do not approve this proposal at the 2010 annual meeting, our Audit Committee will reconsider its selection of BDO Seidman, LLP. If stockholders do ratify this appointment, the Audit Committee, which has direct authority to engage our independent registered public accounting firm, may appoint a different independent registered public accounting firm at any time during the year if it determines that the change would be in the best interests of Forrester and our stockholders.

The Audit Committee has approved all services provided to Forrester by BDO Seidman, LLP during 2009. Representatives of BDO Seidman, LLP are expected to be present at the 2010 annual meeting. They will have the opportunity to make a statement if they desire to do so and will also be available to respond to appropriate questions from stockholders.

Independent Auditors’ Fees and Other Matters

The following table presents the aggregate fees billed in each of the last two fiscal years for services rendered by BDO Seidman, LLP and its affiliates.

	Fiscal 2009	Fiscal 2008

Audit Fees(1)	$603,760	$642,515
Audit-Related Fees(2)	$25,155	$28,255
Tax Fees(3)	$37,512	$5,385
All Other Fees(4)	$—	$325,900

Total Fees	$666,427	$1,002,055

(1)	Audit fees are fees related to professional services rendered by BDO Seidman, LLP in connection with the audit of our financial statements and our internal controls over financial reporting, the reviews of our interim financial statements included in each of our quarterly reports on Form 10-Q, international statutory audits, and review of other SEC filings.

(2)	Audit-related fees are for assurance and related services by BDO Seidman, LLP that are reasonably related to the performance of the audit or review of our financial statements, primarily for accounting consultations and audits of our defined contribution plans.

(3)	Tax fees are fees billed for professional services related to tax compliance and tax consulting services.

(4)	All other fees include legal fees incurred by BDO Seidman, LLP in connection with our independent investigation into stock option granting practices and the SEC inquiry into such practices, which were reimbursed by us.

Audit Committee’s Pre-Approval Policy and Procedures

The Audit Committee approves the engagement of our independent registered public accounting firm to render any audit or non-audit services. At a regularly scheduled Audit Committee meeting, management or a representative of the Company’s independent registered public accounting firm summarizes the services to be provided by the firm and the fees that will be charged for the services. Thereafter, if new services or dollar amounts in excess of those pre-approved at the meeting are proposed, they are either presented for pre-approval at the next meeting of the Audit Committee or approved by the Chairman of the Audit Committee pursuant to delegated authority. At subsequent meetings, the Audit Committee is provided a listing of any newly pre-approved services since the last meeting, and an updated projection for the current year of the estimated annual fees to be paid to the firm for all pre-approved audit and permissible non-audit services.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT
THE STOCKHOLDERS VOTE FOR RATIFICATION OF THE APPOINTMENT OF
BDO SEIDMAN, LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
FOR THE FISCAL YEAR ENDING DECEMBER 31, 2010.

STOCKHOLDER PROPOSALS

Stockholder proposals to be considered at the Annual Meeting of Stockholders in 2011 must be received by November 29, 2010 to be considered for inclusion in our proxy materials for that meeting.

Stockholders who wish to make a proposal at the 2011 annual meeting, other than proposals included in our proxy materials, or who wish to nominate individuals for election as directors, must notify us between February 10, 2011 and March 12, 2011. If the stockholder does not notify us by March 12, 2011, the proxies will have discretionary authority to vote on a stockholder’s proposal brought before the meeting.

OTHER BUSINESS

The Board of Directors has no knowledge of any other matter that may come before the annual meeting and does not, itself, currently intend to present any other such matter.

FORM 10-K

A copy of our annual report on Form 10-K for the fiscal year ended December 31, 2009 filed with the Securities and Exchange Commission will be sent to stockholders without charge by writing to Forrester Research, Inc., Investor Relations, 400 Technology Square, Cambridge, Massachusetts 02139.

Electronic Voting Instructions

You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 12:00 a.m., Eastern Time, on May 11, 2010.

Vote by Internet • Log on to the Internet and go to www.envisionreports.com/forr • Follow the steps outlined on the secured website.

Vote by telephone
   • Call toll free 1-800-652-VOTE (8683) within the USA,
     US territories & Canada any time on a touch tone
     telephone. There is NO CHARGE to you for the call.
• Follow the instructions provided by the recorded message.
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Annual Meeting Proxy Card

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposal 2.

1. Election of Directors:		For	Withhold				For	Withhold	+

	01 - Henk W. Broeders	☐	☐	02 - George R. Horning			☐	☐

* To elect two Class II directors to serve until the 2013 Annual Meeting of Stockholders.

				For	Against	Abstain
2.	To ratify the selection of BDO Seidman, LLP as the Company’s independent registered public accounting firm.			☐	☐	☐

B Non-Voting Items

Change of Address — Please print new address below.	Meeting Attendance

	Mark box to the right if you plan to attend the Annual Meeting.	☐
C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

/ /
<STOCK#>          015HVB

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy - Forrester Research, Inc.

Proxy Solicited on Behalf of the Board of Directors of the Company for an Annual Meeting, May 11, 2010
The undersigned appoints George F. Colony and Gail S. Mann, Esq., and each of them, as proxies, each with the power of substitution, and authorizes them to represent and vote all shares of common stock of Forrester Research, Inc. held by the undersigned at the Annual Meeting of Stockholders to be held at the offices of Forrester Research, Inc., 400 Technology Square, Cambridge, MA 02139 at 10:00 a.m. on Tuesday, May 11, 2010, or any adjournments thereof, for the purposes set forth on the reverse side.
This proxy when properly executed will be voted in the manner directed by the undersigned stockholder(s). If no contrary direction is made, the proxy will be voted FOR proposals 1 and 2.
(Continued and to be voted on reverse side.)